Exhibit 99.1

October 17, 2012

A. O. Smith reports higher sales and earnings from continuing operations

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE:AOS) reported third quarter earnings from continuing operations of $37.0 million or $.79 per share on a 12.2 percent increase in revenue.

The company’s 2012 third quarter performance included a full quarter of Lochinvar’s results, which was acquired in late August last year, as well as a non-cash, pre-tax gain of $6.4 million or $.08 per share resulting from a change to the company’s estimate of the Lochinvar earn-out, which is based on revenue targets.

Prior-year third quarter earnings from continuing operations of $26.9 million or $.58 per share included a net pre-tax gain of $16.4 million related to shares of Regal Beloit Corporation (NYSE:RBC) and an equity collar, as well as pre-tax professional fees and expenses totaling $4.4 million related to the purchase of Lochinvar. The net favorable impact to earnings from these items in last year’s third quarter was $.19 per share.

Sales for the three-month period ended Sept. 30 were $462.2 million, more than $50 million higher than third quarter 2011 sales of $412.0 million, driven by incremental Lochinvar sales and strong organic growth in China.

“The factors that have been influencing our business throughout 2012 continued during the third quarter,” Chairman and Chief Executive Officer Paul W. Jones commented. “Our A. O. Smith branded sales in China grew over 20 percent in the quarter driven by new distribution, market share gains and new products, despite the slowdown in that country’s economy.”

“The Lochinvar acquisition continues to meet the high end of our profit expectations,” he observed. “Lochinvar’s new line of CREST ® high-efficiency, higher BTU input condensing boilers, which was introduced last year, has received excellent market acceptance; and we plan to launch new, larger input models of this product later this year.”

North America segment

Third quarter sales of the North America segment, which includes U. S. and Canadian water heaters and boilers, increased to $335.7 million compared with third quarter 2011 sales of $310.2 million. The company benefited from sales of $60.1 million of Lochinvar products, compared with last year’s partial quarter contribution of $20.8 million. Additionally, higher commercial water heater volumes were more than offset by lower residential water heater and tankless volumes.

Operating earnings from the segment of $50.7 million included a gain of $6.4 million related to the adjustment to the company’s estimate of the Lochinvar earn-out, compared with $30.9 million earned during the third quarter of 2011. Profits from the Lochinvar acquisition contributed $14.9 million to quarterly earnings compared with $3.0 million last year. In addition, the segment benefited from higher commercial volumes and material costs that were lower than their relatively high levels last year. These benefits more than offset the volume decline in residential water heaters. As a result, third quarter operating margin of 15.1 percent was higher than third quarter 2011 margin of 10.0 percent.

Under the terms of the Lochinvar purchase agreement, Lochinvar’s shareholders could earn up to an additional $35 million if certain revenue objectives are achieved from Dec. 1, 2011, to Nov. 30, 2012. At the time of the closing, the company projected the earn-out to be $16.8 million due to an estimated 16 percent increase in sales. Based on the current estimate of a 12 percent increase in sales, the earn-out is projected to be $10.4 million resulting in a pre-tax gain of $6.4 million that has been recorded in the third quarter.

Rest of World segment

Third quarter sales of this segment, which includes China, India, and Europe, increased more than $23 million to $133.8 million compared with sales of $110.5 million in the third quarter of 2011. Sales of A. O. Smith branded products in China increased approximately 22 percent in the quarter due to continued distribution expansion into Tier 2 and Tier 3 cities, greater acceptance of gas tankless and water treatment systems, and continued market share gains.

Third quarter operating profit increased approximately 41 percent to $12.7 million compared with $9.0 million earned in the prior year’s quarter. Increased sales of A. O. Smith branded products in China and reduced losses from the company’s China water treatment business contributed to the improved third quarter earnings. Operating margin of 9.5 percent improved compared with the third quarter 2011 operating margin of 8.1 percent.

Leverage and Cash

Long-term debt totaled $279.6 million at the end of September 2012, resulting in leverage of 19.0 percent, measured by the ratio of total debt to total capital. Cash and investments, located largely outside the United States, totaled $482.2 million at the end of the 2012 third quarter.

Outlook for 2012

“A. O. Smith continues to make progress as it pursues its strategy to become a global water technology company,” Jones said. “The integration of the Lochinvar acquisition is essentially complete, and our pipeline of possible acquisition candidates remains active. We continue to pursue water heater and water treatment investments all over the world, and we are committed to investments that increase shareholder value. With more than $400 million in cash and an additional $400 million in borrowing capacity, we believe we have more than enough resources to take advantage of the right opportunities when they come along.”

“Our businesses continue to perform well in a challenging global economy,” he said. “Our focus on customers, combined with disciplined cost management, is paying off throughout the organization. We expect this strong performance to carry through to the end of the year. Consequently, we are raising our earnings guidance for the full year to between $2.85 and $2.95 per share. This does not include the potential impact from any future acquisitions, the first quarter gain from the sale of the RBC shares, or adjustments to the estimate of the calculation of the Lochinvar earn-out.”

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in achieving the disclosed global expansion opportunities related to the Lochinvar acquisition; weakening in the high efficiency boiler segment in the United States; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; further weakening in U. S. residential or commercial construction; timing of any recoveries in U. S. residential or commercial construction; a further slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net sales	$462.2	$412.0	$1,415.0	$1,234.7
Cost of products sold	305.4	293.3	948.6	877.1

Gross profit	156.8	118.7	466.4	357.6

Selling, general and administrative	111.5	92.2	325.7	266.6
Contingent consideration adjustment	(6.4)	—	(6.4)	—
Settlement income	—	—	—	(11.2)
Interest expense	1.9	2.5	7.1	6.4
Other income—net	(2.2)	(15.8)	(32.5)	(18.7)

	52.0	39.8	172.5	114.5
Provision for income taxes	15.0	12.9	53.1	34.8

Earnings from continuing operations	37.0	26.9	119.4	79.7

Earnings from discontinued EPC operations, net of tax	—	5.1	—	43.6
Gain on sale of discontinued EPC operations, net of tax	—	150.3	—	150.3

Net earnings	$37.0	$182.3	$119.4	$273.6

Diluted earnings per share of common stock
Continuing operations	$0.79	$0.58	$2.57	$1.71
Discontinued operations	—	3.33	—	4.16

Net	$0.79	$3.91	$2.57	$5.87

Average common shares outstanding (000's omitted)	46,569	46,643	46,544	46,611

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30	December 31
	2012	2011
ASSETS:
Cash and cash equivalents	$279.6	$463.4
Marketable securities	202.6	—
Receivables	369.1	368.4
Inventories	178.2	168.4
Deferred income taxes	32.5	24.6
Investments	—	162.4
Other current assets	26.4	21.5

Total Current Assets	1,088.4	1,208.7

Net property, plant and equipment	331.1	315.3
Goodwill and other intangibles	778.5	786.5
Other assets	37.3	38.5

Total Assets	$2,235.3	$2,349.0

LIABILITIES AND STOCKHOLDERS' EQUITY:

Trade payables	$289.4	$302.5
Accrued payroll and benefits	44.1	41.9
Accrued liabilities	62.5	74.1
Product warranties	43.9	43.7
Long-term debt due within one year	18.6	18.6
Current liabilities—discontinued EPC operations	4.3	31.5

Total Current Liabilities	462.8	512.3

Long-term debt	261.0	443.0
Pension liabilities	153.7	139.5
Other liabilities	157.5	159.7
Long-term liabilities—discontinued EPC operations	8.9	8.7
Stockholders’ equity	1,191.4	1,085.8

Total Liabilities and Stockholders’ Equity	$2,235.3	$2,349.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended
	September 30
	2012	2011
Operating Activities
Net earnings	$119.4	$273.6
Less earnings from discontinued operations	—	(193.9)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	40.4	33.2
Loss on disposal of assets	0.8	0.7
Gain on investments	(27.2)	(20.1)
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(45.3)	(65.8)
Noncurrent assets and liabilities	12.6	(95.6)

Cash Provided by (Used in) Operating Activities—continuing operations	100.7	(67.9)
Cash Used in Operating Activities—discontinued operations	(27.0)	(1.5)

Cash Provided by (Used in) Operating Activities	73.7	(69.4)

Investing Activities
Capital expenditures	(44.5)	(36.7)
Acquisition of businesses	—	(418.1)
Investment in marketable securities	(237.8)	—
Net proceeds from sale of securities	227.8	—

Cash Used in Investing Activities—continuing operations	(54.5)	(454.8)
Cash Provided by Investing Activities—discontinued operations	—	727.8

Cash (Used In) Provided by Investing Activities	(54.5)	273.0

Financing Activities
Long-term debt (retired) incurred	(183.1)	134.4
Common stock repurchase	(9.7)	(5.7)
Net proceeds from stock option activity	13.8	9.8
Dividends paid	(24.0)	(20.3)

Cash (Used in) Provided by Financing Activities—continuing operations	(203.0)	118.1
Cash Provided by Financing Activities—discontinued operations	—	—

Cash (Used in) Provided by Financing Activities	(203.0)	118.1

Net (decrease) increase in cash and cash equivalents	(183.8)	321.7
Cash and cash equivalents - beginning of period	463.4	118.9

Cash and Cash Equivalents—End of Period	$279.6	$440.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net sales
North America	$335.7	$310.2	$1,054.9	$935.5
Rest of World	133.8	110.5	385.3	326.1
Inter-segment sales	(7.3)	(8.7)	(25.2)	(26.9)

	$462.2	$412.0	$1,415.0	$1,234.7

Earnings
North America (1)(2)(3)	$50.7	$30.9	$144.1	$107.3
Rest of World	12.7	9.0	39.2	30.8

	63.4	39.9	183.3	138.1

Corporate (expense) income (4)	(9.5)	2.4	(3.7)	(17.2)
Interest expense	(1.9)	(2.5)	(7.1)	(6.4)

Earnings before income taxes	52.0	39.8	172.5	114.5

Tax provision	15.0	12.9	53.1	34.8

Earnings from continuing operations	$37.0	$26.9	$119.4	$79.7

(1) includes settlement income of:	$—	$—	$—	$11.2

(2) includes Canadian warranty expense of:	$—	$—	$—	$8.2

(3) includes contingent consideration adjustment of:	$6.4	$—	$6.4	$—

(4) includes net gain on investments of:	$—	$16.4	$27.2	$20.1